Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Prospectus constituting a part of this Registration Statement on Form S-8 of Aradigm Corporation, of our report dated March 12, 2014 relating to the consolidated financial statements of Aradigm Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ OUM & Co. LLP

San Francisco, California

May 8, 2014